                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                           Simon DeBartolo Group, Inc.
- -----------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
- -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    828805101
                                 (CUSIP Number)

                            Arthur D. Wolfcale, Esq.
                       The Edward J. DeBartolo Corporation
                               7620 Market Street
                              Youngstown, OH 44513
                                 (330) 758-7292
- -----------------------------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to
                    Receive Notices and Communications)

                               - with a copy to -

                              William N. Dye, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000


                                 August 9, 1996
- -----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo, Jr.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     836,042

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                 19,283,497
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       836,042
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                 19,283,497

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 20,119,539

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 12.9%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DeBartolo, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     131,535

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     15,759,842
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       131,535
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     15,759,842

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 15,891,377

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 11.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 HC

- ----------- -------------------------------------------------------------------


		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Edward J. DeBartolo Corporation
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO, WC
- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                      1,355,610

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     13,936,496
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,353,610
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                       13,936,496

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 15,292,106

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.8%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Estate of Edward J. DeBartolo
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                         2,728,745

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                            587,156
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                           2,728,745
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                            587,156
- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                   3,315,901

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 2.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Cynthia R. DeBartolo
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     9,829

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       9,829
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 9,829

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Marie Denise DeBartolo York
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     869,666

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     2,950,027
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       869,666
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     2,950,027

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 3,819,693

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 2.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lisa Marie DeBartolo Revocable Trust
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     122,135

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                       58,385
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       122,135
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                       58,385

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 180,520

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tiffanie Lynne DeBartolo Revocable Trust
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     122,315

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                       58,385
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       122,315
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                       58,385

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 180,520

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 7 fbo Nicole Anne DeBartolo
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     122,315

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                       58,385
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       122,315
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                       58,385

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 180,520

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 8 fbo John Edward York
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     103,005

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                      12,237
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       103,005
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                      12,237

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 115,242

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 9 fbo Anthony John York
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     65,383

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       65,383
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 65,383

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 10 fbo Mara Denise York
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                        35,937

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                           35,937
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                         35,937

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 11 fbo Jenna Marie York
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                             35,937

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                               35,937
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                       35,937

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Coral Square Associates
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                        611,861

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                          611,861
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 611,861

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bay Park, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Wisconsin
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     223,767

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       223,767
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 223,767

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ward Plaza Associates
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     58,122

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       58,122
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 58,122

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Rues Properties, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               New Jersey
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     582,336

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       582,336
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 582,336

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Cheltenham Shopping Center Associates
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Pennsylvania
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     576,850

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       576,850
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 576,850

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Summit Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     1,106,957

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,106,957
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,106,957

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.7%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tyrone Square, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     1,252,714

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,252,714
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,252,714

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.8%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Upper Valley Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     630,844

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       630,844
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 630,844

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Washington Square Associates
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     1,187,483

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,187,483
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,187,483

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.8%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia SC I, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     293,815

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       293,815
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 293,815

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia SC II Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               California
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     293,815

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       293,815
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 293,815

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mission Viejo Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               California
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     409,379

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       409,379
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 409,379

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.3%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Northgate I Real Estate Corporation
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     629,740

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       629,740
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 629,740

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Northgate II Real Estate Corporation
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     629,740

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       629,740
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 629,740

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Pinellas Square, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     92,737

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       92,737
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 92,737

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tacoma SC I, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     820,323

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       820,323
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 820,323

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.5%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tacoma SC II, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     820,323

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       820,323
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 820,323

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.5%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            H-Castleton
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Indiana
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     1,432,114

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,432,114
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,432,114

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.9%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Great Lakes Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     701,445

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       701,445
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 701,445

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Palm Beach Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     283,735

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       283,735
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 283,735

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lafayette Square, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Indiana
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     278,948

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       278,948
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 278,948

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lima Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     135,585

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       135,585
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 135,585

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richmond Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     19,145

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       19,145
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 19,145

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Woodville Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     56,931

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       56,931
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 56,931

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DeBartolo Aventura, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     646,999

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       646,999
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 646,999

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Boynton Beach, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     116,716

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       116,716
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 116,716

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Florida Mall Corporation
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     718,980

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       718,980
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                718,980

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.5%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            D.L. Grove, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     26,558

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       26,558
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 26,558

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            TC Mall II, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                    60,475

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       60,475
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 60,475

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Paddock Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     214,746

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                      214,746
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 214,746

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            National Industrial Development Corporation
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     38,431

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       38,431
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 38,431

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------
                                  SCHEDULE 13D
- -------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Great Northeast Mall, Inc.
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Pennsylvania
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     73,914

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       73,914
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 73,914

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                                  SCHEDULE 13D



- -----------------------------------------------
CUSIP No. 828805101
          ---------
- -----------------------------------------------

- ----------- -------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            South Bend Associates
- ----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [X]

- ----------- -------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- -------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- -------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)


- ----------- -------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- -----------------------------------------------
                         7      SOLE VOTING POWER
                                     670,350

                      --------- -----------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- -----------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       670,350
                      --------- -----------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- -------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 670,350

- ----------- -------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*  [X]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- -------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- -------------------------------------------------------------------

		    *SEE INSTRUCTIONS BEFORE FILLING OUT!
		    INCLUDE BOTH SIDES OF THE COVER PAGE,
	       RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
		THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
				SCHEDULE 13D

         This statement constitutes a joint statement on Schedule 13D filed on behalf of the Reporting Persons (as defined below) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act").

Item 1. Security and Issuer.

         This Statement relates to the common stock, par value $.0001 per share (the "Common Stock"), of Simon DeBartolo Group, Inc., a Maryland corporation (the "Company"). The principal executive offices of the Company are located at 115 West Washington Street, Indianapolis, IN 46204.

Item 2. Identity and Background.

         The primary corporate Reporting Person (as defined below) for the purposes of this statement on Schedule 13D is DeBartolo, Inc., an Ohio corporation ("DI"), and the other corporate and partnership Reporting Persons, except as provided below, are subsidiaries of DI held directly or indirectly through The Edward J. DeBartolo Corporation, an Ohio corporation ("EJDC"), all of which directly or indirectly beneficially own shares of the Common Stock or other securities that are convertible under certain circumstances into Common Stock. All other reporting persons are either the estate of the late Edward J. DeBartolo, who founded DI and EJDC, or members of the DeBartolo family or trusts established for the benefit of members of the DeBartolo family or partnerships in which such Reporting Persons hold partnership interests.

         The following sets forth the name of each Reporting Person and (1) such person's citizenship, in the case of an individual, or (2) such person's jurisdiction of organization, in all other cases. The business address of each Reporting Person who is a natural person, and the address of the principal business and principal executive office of each other Reporting Person is 7620 Market Street, Youngstown, OH 44513. The Reporting Persons are:


         DeBartolo, Inc., an Ohio corporation

         The Edward J. DeBartolo Corporation, an Ohio corporation;

         The Estate of Edward J. DeBartolo, a testamentary estate existing under the laws of the State of Ohio;

         Edward J. DeBartolo, Jr., a citizen of the United States of America;

         Cynthia R. DeBartolo, a citizen of the United States of America;

         Marie Denise DeBartolo York, a citizen of the United States of America;

         Lisa Marie DeBartolo Revocable Trust, a revocable trust organized under the laws of the State of Ohio;

         Tiffanie Lynne DeBartolo Revocable Trust, a revocable trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 7 fbo Nicole Anne DeBartolo, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 8 fbo John Edward York, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 9 fbo Anthony John York, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 10 fbo Mara Denise York, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 11 fbo Jenna Marie York, a trust organized under the laws of the State of Ohio;

         Coral Square Associates, an Ohio general partnership;

         Bay Park, Inc., a Wisconsin corporation;

         Ward Plaza Associates, an Ohio general partnership;

         Rues Properties, Inc., a New Jersey corporation;

         Cheltenham Shopping Center Associates, a Pennsylvania general partnership;

         Summit Mall, Inc., an Ohio corporation;

         Tyrone Square, Inc., a Florida corporation;

         Upper Valley, Inc., an Ohio corporation;

         Washington Square Associates, an Ohio general partnership;

         Columbia SC I, Inc., a Delaware corporation;

         Columbia SC II, Inc., a California corporation;

         Mission Viejo Mall, Inc., a California corporation;

         Northgate I Real Estate Corporation, a Delaware corporation;

         Northgate II Real Estate Corporation, a Delaware corporation;

         Pinellas Square, Inc., a Florida corporation;

         Tacoma SC I, Inc., a Delaware corporation;

         Tacoma SC II, Inc., a Delaware corporation;

         H-Castleton, an Indiana partnership;

         Great Lakes Mall, Inc., an Ohio corporation;

         Palm Beach Mall, Inc., a Florida corporation;

         Lafayette Square, Inc., an Indiana corporation;

         Lima Mall, Inc., an Ohio corporation;

         Richmond Mall, Inc., an Ohio corporation;

         Woodville Mall, Inc., an Ohio corporation;

         DeBartolo Aventura, Inc., a Florida corporation;

         Boynton Beach, Inc., a Florida  corporation;

         The Florida Mall Corporation, a Florida corporation;

         D.L. Grove, Inc., a Florida corporation;

         TC Mall II, Inc., a Texas corporation;

         Paddock Mall, Inc., a Florida corporation;

         National Industrial Development Corporation, an Ohio corporation;

         Great Northeast Mall, Inc., a Pennsylvania corporation; and

         South Bend Associates, an Ohio general partnership.


The foregoing are hereinafter individually referred to as a "Reporting Person" and collectively referred to as the "Reporting
Persons."

         DI's principal business is to act as a holding company for various DeBartolo family interests. EJDC's principal business consists of managing its interest in Simon-DeBartolo Group, L.P., a Delaware limited partnership (the "Operating Partnership"), owning, managing and developing commercial real estate, owning and managing its subsidiaries and investments, including real estate investments and other assets such as horse racing tracks and other entertainment properties.

         Edward J. DeBartolo, Jr.'s present principal occupation is to serve as President and CEO of DI and as President, Chief Executive Officer and Director of EJDC, Chairman of the San Francisco '49ers professional football team, Chairman and Chief Executive Officer of DeBartolo Entertainment, Inc. and as a Director of the Company.

         Cynthia R. DeBartolo is the spouse of Edward J. DeBartolo, Jr.

         Marie Denise DeBartolo York's present principal occupation is to serve as Chairman of the Boards of EJDC and DI and as a Director of the Company.

         Each of Coral Square Associates, Bay Park, Inc., Ward Plaza Associates, Rues Properties, Inc., Cheltenham Shopping Center Associates, Summit Mall, Inc., Tyrone Square, Inc., Upper Valley, Inc., Washington Square Associates, Columbia SC I, Inc., Columbia SC II, Inc., Mission Viejo Mall, Inc., Northgate I Real Estate Corporation, Northgate II Real Estate Corporation, Pinellas Square, Inc., Tacoma SC I, Inc., Tacoma SC II, Inc., H-Castleton, Great Lakes Mall, Inc., Palm Beach Mall, Inc., Lafayette Square, Inc., Lima Mall, Inc., Richmond Mall, Inc., Woodville Mall, Inc., DeBartolo Aventura, Inc., Boynton Beach, Inc., The Florida Mall Corporation, D.L. Grove, Inc., TC Mall II, Inc., Paddock Mall, Inc., National Industrial Development Corporation, Great Northeast Mall, Inc., and South Bend Associates (collectively, the "DI Affiliated Entities") is engaged in the business of holding and managing its interests in the Operating Partnership. DI controls EJDC and each of the DI Affiliated Entities, except for Coral Square Associates, which is controlled by Edward J. DeBartolo, Jr. Edward J. DeBartolo, Jr. owns greater than 50% of the outstanding voting stock of, and is therefore deemed to control, DI. Annex I through Annex IX hereto set forth certain information with respect to the Directors and executive officers of DI, EJDC and each of the DI Affiliated Entities, and each corporation ultimately in control thereof (collectively, the "Affiliated Individuals").

         Each of
         the Lisa Marie DeBartolo Revocable Trust, the Tiffanie Lynne DeBartolo Revocable Trust, the Edward J. DeBartolo Trust No. 7 fbo Nicole Anne DeBartolo, the Edward J. DeBartolo Trust No. 8 fbo John Edward York, the Edward J. DeBartolo Trust No. 9 fbo Anthony John York, the Edward J. DeBartolo Trust No. 10 fbo Mara Denise York, and the Edward J. DeBartolo Trust No. 11 fbo Jenna Marie York (collectively, the "Trusts")

is engaged in the business of holding assets and investing, holding and distributing income in accordance with the documents defining such Trust. Edward J. DeBartolo, Jr. is the trustee of the Lisa Marie DeBartolo
Revocable Trust the Edward J. DeBartolo Trust No. 7 for the benefit of Nicole Ann DeBartolo, and the Tiffanie Lynn DeBartolo Revocable Trust. Marie Denise DeBartolo York is the trustee of the Edward J. DeBartolo Trust No. 8 for the benefit of John Edward York, the Edward J. DeBartolo Trust No. 9 for the benefit of Anthony John York, the Edward J. DeBartolo Trust No. 10 for the benefit of Mara Denise York and the Edward J. DeBartolo Trust No. 11 for the benefit of Jenna Marie York. Each of Edward J. DeBartolo, Jr. and Marie Denise DeBartolo York is a Reporting Person named in this Item 2.

         None of the Reporting Persons has, during the last five years, been
(i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

         Prior to the consummation of the Merger (described in Item 4 below), each of the Reporting Persons directly or indirectly beneficially owned shares of common stock, par value $.01 per share (the "DRC Common Stock"), of DeBartolo Realty Corporation, an Ohio corporation ("DRC"), or limited partnership interests (the "DeBartolo Partnership Interests") in DeBartolo Realty Partnership, L.P., a Delaware limited partnership (the "Operating Partnership").

         Upon consummation of the Merger, all shares of the DRC Common Stock were converted into 0.68 shares of the Company's Common Stock and the agreement of limited partnership of the Operating Partnership was amended and restated by the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of August 9, 1996 (the "Amended Operating Partnership Agreement"), the form of which is attached hereto as Exhibit 1 and incorporated herein by reference. Pursuant to the terms of the Amended Operating Partnership Agreement, the Operating Partnership was renamed as "Simon-DeBartolo Group, L.P." and the DeBartolo Partnership Interests were redesignated as partnership units ("Units"), which may be converted at the option of the holder into shares of the Company's Common Stock on a one-for-one basis or, at the discretion of the Company, cash equal to the value (based on the market price of the Common Stock) of the same number of such shares. No additional consideration was paid by the Reporting Persons for (x) the Company's Common Stock received upon exchange of the DRC Common Stock, (y) the redesignation of the DeBartolo Partnership Interests as Units or (z) the right to exchange such Units for the Company's Common Stock upon the effectiveness of the Amended Operating Partnership Agreement.

         In addition, in connection with the consummation of the Merger, the Company issued four thousand (4,000) shares of its Class C Common Stock, par value $.0001 per share (the "Class C Common Stock"), to EJDC for a purchase price of $100,000. Such funds were paid by EJDC from its working capital.

Item 4. Purpose of Transaction.

         On March 28, 1996, the Company, DRC, and Day Acquisition Corp., an Ohio corporation ("Day") and a wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger, dated as of March 26, 1996, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, Day Acquisition Corp. was merged with and into DRC (the "Merger") and the outstanding DRC Common Stock was exchanged for shares of the Common Stock as described in Item 3 above. Except as described below in this Item 4, each of the Reporting Persons acquired and holds the Common Stock, Class C Common Stock and Units reported herein as beneficially owned by such Reporting Person primarily for investment purposes.

         Item 4(a). Pursuant to the terms of the Amended Operating Partnership Agreement, each Unit may be converted at the option of the holder into one share of Common Stock or, at the Company's discretion, cash. In addition, each share of the Class C Common Stock is convertible at the option of the holder into a share of Common Stock and will be automatically converted into a share of Common Stock if the aggregate amount of Common Stock, Class C Common Stock and Units held by the Reporting Persons (together with their affiliates and families, the "DeBartolo Family Group") is at any time reduced to less than 5% of the total outstanding amount of equity securities of the Company and Units at such time or if such share is held by anyone other than a member of the DeBartolo Family Group. Accordingly, each Reporting Person has the right to acquire a number of shares of the Common Stock equal to the number of shares of Class C Common Stock and Units shown opposite such Reporting Person's name on Appendix A, which is attached hereto and incorporated herein by reference.

         Item 4(d). As the result of holding the Class C Common Stock, EJDC will have the right to elect two directors (or one director under certain circumstances) of the Company. The Company's Articles of Incorporation provide that the holders of Class C Common Stock shall be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that the holders of the Class C Common Stock shall have the right, voting as a separate class, to elect two directors of the Company; provided that, if the DeBartolo Family Group sells or otherwise transfers any Class C Common Stock, Common Stock or Units such that the aggregate holdings of Class C Common Stock, Common Stock and Units of the DeBartolo Family Group become less than 50% of the aggregate amount of such securities initially held by the DeBartolo Family Group upon consummation of the Merger, the holders of the Class C Common Stock shall have the right, voting as a separate class, to elect only one director of the Company.

         Items 4(b), (c), (e), (f), (g), (h), (i) and (j). None of the Reporting Persons or the Affiliated Individuals currently has any plans or proposals that would result in any of the events specified in Items 4(b), (c), (e), (f), (g),
(h), (i) or (j) of Schedule 13D with respect to the Company.

Item 5. Interest in Securities of the Issuer.

         The aggregate number of shares of Common Stock held by all Reporting Persons (including those held pursuant to a right to acquire) is 22,233,972 shares, consisting of 22,207,889 Units, 22,083 shares of Common Stock and 4,000 shares of Class C Common Stock. Appendix A attached hereto and incorporated herein by this reference sets forth, for each Reporting Person, the number of shares of Common Stock, Class C Common Stock and Units directly owned by such Reporting Person together with the percentage of the Company's outstanding Common Stock represented by the equity securities held by such Reporting Person. Such percentages are calculated (1) assuming all Units held by all partners in the Operating Partnership (including the Reporting Persons) are converted into shares of Common Stock and (2) including within the number of the Company's outstanding shares of Common Stock all of the issued and outstanding shares of the Company's Class B Common Stock and Class C Common Stock, which are convertible on a 1-for-1 basis into Common Stock and which carry the right to vote together with the holders of the Common Stock as a single class under most circumstances.

         Item 5 (a). For each Reporting Person, Appendix A hereto sets forth:

                 (i) The aggregate number of shares and percentage of the Common Stock directly beneficially owned by such Reporting Person; and

                (ii) Those shares of Common Stock included in such aggregate number in respect of which such Reporting Person holds a right to acquire such Common Stock.

         Item 5 (b). For each Reporting Person, Appendix A sets forth the number of shares (including those as to which there is a right to acquire) in respect of which such Reporting Person holds sole voting and dispositive power, except as follows:

               (i) DeBartolo, Inc. ultimately controls EJDC and each of the DI Affiliated Entities (except for Coral Square Associates, which is controlled by Edward J. DeBartolo, Jr.) and may therefore be deemed to hold:

                      (A) Sole power to vote or to direct the vote of 131,535 shares of Common Stock;

                      (B) Shared power to vote or to direct the vote of 15,759,842 shares of Common Stock;

                      (C) Sole power to dispose of or to direct the disposition of 131,535 shares of Common Stock; and

                      (D) Shared power to dispose of or to direct the disposition of 15,759,842 shares of Common Stock.


               (ii) Edward J. DeBartolo, Jr. is (w) the controlling shareholder of DeBartolo, Inc., (x) the trustee of the Edward
               J. DeBartolo Trust No. 7 for the benefit of Nicole Anne DeBartolo, the trustee of the Lisa Marie DeBartolo Revocable Trust and the Tiffanie Lynn DeBartolo Revocable Trust, (y) a general partner in Cheltenhan Shopping Center Associates (26% interest) and Coral Square Associates (30%) and (z) one of the two executors of the estate of Edward J. DeBartolo (for which purpose he is treated herein as having shared voting and shared dispositive power over 50% of all securities held in the estate and covered by this statement on Schedule 13D) and therefore may be deemed to hold:

                      (A) Sole power to vote or to direct the vote of 836,042 shares of Common Stock;

                      (B) Shared power to vote or to direct the vote of 19,283,497 shares of Common Stock;

                      (C) Sole power to dispose of or to direct the disposition of 836,042 shares of Common Stock; and

                      (D) Shared power to dispose of or to direct the disposition of 19,283,497 shares of Common Stock.

               (iii) Marie Denise DeBartolo York is (x) the trustee of the Edward J. DeBartolo Trust No. 8 for the benefit of
	       John Edward York, the Edward J. DeBartolo Trust No. 9 for the benefit of Anthony John York, the Edward J. DeBartolo Trust No. 10 for the benefit of Mara Denise York and the Edward
	       J. DeBartolo Trust No. 11 for the benefit of Jenna Marie York, (y) a general partner in Coral Square Associates (30% interest) and (z) one of the two executors of the estate of Edward J. DeBartolo (for which purpose she is treated herein as having shared voting and dispositive power over 50% of all securities held in the estate and covered by this statement on Schedule 13D) and therefore may be deemed to hold:

                      (A) Sole power to vote or to direct the vote of 869,666 shares of Common Stock;

                      (B) Shared power to vote or to direct the vote of 2,950,027 shares of Common Stock;

                      (C) Sole power to dispose of or to direct the disposition of 869,666 shares of Common Stock; and

                      (D) Shared power to dispose of or to direct the disposition of 2,950,027 shares of Common Stock.


         (c) None of the Reporting Persons nor, to the best of their knowledge, any of the Affiliated Individuals, has effected any transactions in the Common Stock during the preceding 60 days.

         (d) To the knowledge of the Reporting Persons, no other person is known to have the right to receive dividends with respect to the Common Stock to which this Schedule 13D relates, and the related Units, and the power to direct the receipt of dividends from, or the proceeds from the sale of, such Shares and Units held by each Reporting Person with respect to all shares of Common Stock and Partnership Interests reflected as being held by such Reporting Person on Appendix A hereto.

         (e) Not applicable.

         Each Reporting Person that is an individual (other than Edward J. DeBartolo, Jr.), a Trust, or the estate of Edward J. DeBartolo hereby expressly disclaims beneficial ownership of the Common Stock, Class C Common Stock and Units beneficially owned by DI, EJDC and the DI Affiliated Entities. Edward J. DeBartolo, Jr. hereby expressly disclaims beneficial ownership of the Common Stock and Units beneficially owned by each other Reporting Person that is an individual or beneficially owned by a Reporting Person that is a Trust and of which he is not the trustee. DI, EJDC and the DI Affiliated Entities each disclaim beneficial ownership of all the Common Stock and Units beneficially owned by each Reporting Person that is an individual, a Trust or the estate of Edward J. DeBartolo. Each Reporting Person that is a partner in any Reporting Person that is a partnership hereby expressly disclaims beneficial ownership of the Units beneficially owned by such partnership except to the extent of such partner's percentage interest in such partnership. Pursuant to Rule 13d-4 promulgated under the Act, the filing of this statement on Schedule 13D shall not be construed as an admission by any Reporting Person that such Reporting Person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of the securities covered by this statement on Schedule 13D.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         The information set forth in Items 3 and 4 above is incorporated herein by reference.

         In addition to the information set forth in Items 3 and 4 above, the Amended Operating Partnership Agreement provides that EJDC and its affiliates have the right to dispose of Units solely for the purpose of satisfying amortization requirements (aggregating $369.0 million) with regard to certain indebtedness of EJDC. In 1996, 1997 and 1998, EJDC has the option (subject to certain limitations) to dispose annually of up to 30% of the Units held by EJDC and its affiliates as of the effective date of the Merger by one of the following methods, as selected by the Company: (1) EJDC may exchange the Units for Common Stock and then sell the Common Stock in a registered offering, (2) the Company redeem the Units for cash or (3) EJDC may sell the Units to up to three institutional investors. The proceeds from EJDC's disposition of the Units may not be used for any purpose other than to satisfy transaction costs related to such disposition and the amortization requirements for each year, as set forth in the Amended Operating Partnership Agreement.

         Joint Filing Agreement. Pursuant to Rule 13d-1(f) promulgated under the Act, the Reporting Person have entered into an agreement with respect to the joint filing of this statement, and any amendment or amendments hereto, which is attached hereto as Exhibit 2 and is incorporated herein by reference.

         Registration Rights Agreement. In connection with the Merger, the Company, the Reporting Persons and certain other parties (together with the Reporting Persons, the "Rights Holders") entered into a Registration Rights Agreement, as dated as of August 9, 1996 (the "Registration Rights Agreement"), to enable the Rights Holders to sell shares through a registered offering. Pursuant to the Registration Rights Agreement, the Rights Holders together have the right (subject to certain conditions and limitations) to cause the Company to register and publicly sell shares of Common Stock held by the Rights Holders provided that all such shares to be registered have an estimated market value of at least $10 million. All expenses of the registration are to be borne by the Company, other than the underwriting discounts or selling commissions, which will be borne by the exercising Rights Holders. A copy of the Form of Registration Rights Agreement is attached hereto as Exhibit 3 and is incorporated herein by this reference.

         The descriptions of the Amended Operating Partnership Agreement and the Registration Rights Agreement set forth in this statement on Schedule 13D are qualified in their entirety by reference to the forms of said documents, each of which is attached hereto as an Exhibit and incorporated into this statement on
Schedule 13D by reference.

         Except as described herein and in Items 3 and 4 above, there are no contracts, arrangements, understandings or relationships among the persons named in Item 2 or between such persons and any other person with respect to any securities of the Company.

Item 7. Material to be Filed as Exhibits.

Exhibit 1                  Form  of  the  Fifth   Amended   and   Restated
                           Limited   Partnership   Agreement   of
			   Simon-DeBartolo Group, L.P., dated as of  August
			   9, 1996, among the Company, SD Property Group, Inc. (formerly DeBartolo Realty Corporation) and the several other parties thereto.

Exhibit 2 Joint Filing Agreement, dated as of August 1, 1996, among the Reporting Persons.

Exhibit 3 Form of the Registration Rights Agreement, dated as of August 9, 1996, among the Company, the Reporting Persons and the several other parties thereto.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       DEBARTOLO, INC.
                       THE EDWARD J. DeBARTOLO
                         CORPORATION
                       Edward J. DeBartolo, Jr.
                       Edward J. DeBartolo, Jr. as Trustee under (i) the Lisa
                                Marie DeBartolo Revocable Trust, (ii) the
                                Tiffanie Lynne DeBartolo Revocable Trust and
                                (iii) Edward J. DeBartolo Trust No. 7 for the Benefit of Nicole Anne DeBartolo
                       Cynthia R. DeBartolo
                       Marie Denise DeBartolo York
                       Marie Denise DeBartolo York as Trustee under (i) Edward
                                J. DeBartolo Trust No. 8 for the benefit of
                                John Edward York, (ii) Edward J. DeBartolo
                                Trust No. 9 for the benefit of Anthony John
                                York, (iii) Edward J. DeBartolo Trust No. 10 for the benefit of Mara Denise York and (iv) Edward J. DeBartolo Trust No. 11 for the benefit of Jenna Marie York
                       CORAL SQUARE ASSOCIATES
                       SOUTH BEND ASSOCIATES
                       WASHINGTON SQUARE ASSOCIATES
                       H-CASTLETON
                       BAY PARK, INC.
                       WARD PLAZA ASSOCIATES
                       CHELTENHAM SHOPPING CENTER
                            ASSOCIATES
                       SUMMIT MALL, INC.
                       TYRONE SQUARE, INC.
                       UPPER VALLEY, INC.
                       MISSION VIEJO MALL, INC.
                       PINELLAS SQUARE, INC.
                       GREAT LAKES MALL, INC.
                       PALM BEACH MALL, INC.
                       LAFAYETTE SQUARE, INC.
                       LIMA MALL, INC.
                       RICHMOND MALL, INC.
                       WOODVILLE MALL, INC.
                       DeBARTOLO AVENTURA, INC.
                       BOYNTON BEACH, INC.
                       THE FLORIDA MALL CORPORATION
                       D.L. GROVE, INC.
                       TC MALL II, INC.
                       PADDOCK MALL, INC.

	               NATIONAL INDUSTRIAL
                            DEVELOPMENT CORPORATION
                       GREAT NORTHEAST MALL, INC.
                       RUES PROPERTIES, INC.
                       COLUMBIA SC I, INC.
                       COLUMBIA SC II, INC.
                       NORTHGATE I REAL ESTATE
                         CORPORATION
                       NORTHGATE II REAL ESTATE
                         CORPORATION
                       TACOMA SC I, INC.
                       TACOMA SC II, INC.
                       THE ESTATE OF EDWARD J. DeBARTOLO


                       By: /s/ Larry Thrailkill
                          Name:  Larry Thrailkill
                          Attorney-in-Fact

                                   APPENDIX A




                  COLUMN 1                           COLUMN 2          COLUMN 3          COLUMN 4          COLUMN 5
                  --------                           --------          --------          --------          --------


                                                                                                          PERCENTAGE OF
                                                                                                          COMMON STOCK
                                                                                         TOTAL SHARES     HELD DIRECTLY
                                                     SHARES OF        SHARES HELD       HELD DIRECTLY    AND HELD UNDER
                                                   COMMON STOCK      UNDER A RIGHT     AND HELD UNDER A    A RIGHT TO
              REPORTING PERSON                     HELD DIRECTLY       TO ACQUIRE      RIGHT TO ACQUIRE     ACQUIRE*
              ----------------                     -------------     -------------     ----------------  --------------

THE EDWARD J. DeBARTOLO CORP.                          4,000**         1,351,610          1,355,610        0.869441%
DEBARTOLO-AVENTURA, INC.                                 -               646,999            646,999        0.414963%
BAY PARK, INC.                                           -               223,767            223,767        0.143516%
BOYNTON BEACH, INC.                                      -               116,716            116,716        0.074857%
RUES PROPERTIES, INC.                                    -               582,336            582,336        0.373490%
H-CASLETON                                               -             1,432,114          1,432,114        0.918508%
CHELTENHAM SQUARE ASSOCIATES                             -               576,850            576,850        0.369971%
CORAL SQUARE ASSOCIATES                                  -               611,861            611,861        0.392426%
THE FLORIDA MALL CORPORATION                             -               718,980            718,980        0.461129%
GREAT LAKES MALL, INC.                                   -               701,445            701,445        0.449882%
DL GROVE, INC.                                           -                26,558             26,558        0.017034%
LAFAYETTE SQ., INC.                                      -               278,948            278,948        0.178908%
LIMA MALL, INC.                                          -               135,585            135,585        0.086960%
TC MALL II, INC.                                         -                60,475             60,475        0.038787%
MISSION VIEJO MALL, INC.                                 -               409,379            409,379        0.262562%
PADDOCK MALL, INC.                                       -               214,746            214,746        0.137731%
PALM BEACH MALL, INC.                                    -               283,735            283,735        0.181978%
GREAT NORTHEAST MALL, INC.                               -                73,914             73,914        0.047406%
DEBARTOLO, INC.                                          -               131,535            131,535        0.084362%
SUMMIT MALL, INC.                                        -             1,106,957          1,106,957        0.709964%
NATIONAL INDUSTRIAL
 DEVELOPMENT CORPORATION                                 -                38,431             38,431        0.024648%
TYRONE SQUARE, INC.                                      -             1,252,714          1,252,714        0.803447%
SOUTH BEND ASSOCIATES                                    -               670,350            670,350        0.429939%
UPPER VALLEY, INC.                                       -               630,844            630,844        0.404602%
WASHINGTON SQ. ASSOC.                                    -             1,187,483          1,187,483        0.761610%
PINELLAS SQUARE, INC.                                    -                92,737             92,737        0.059478%
RICHMOND MALL, INC.                                      -                19,145             19,145        0.012279%
WOODVILLE MALL, INC.                                     -                56,931             56,931        0.036513%
WARD PLAZA ASSOCIATES                                    -                58,122             58,122        0.037278%
COLUMBIA SC I, INC.                                      -               293,815            293,815        0.188442%
COLUMBIA SC II, INC.                                     -               293,815            293,815        0.188442%
NORTHGATE I REAL ESTATE
 CORPORATION                                             -               629,740            629,740        0.403893%
NORTHGATE II REAL ESTATE
 CORPORATION                                             -               629,740            629,740        0.403893%
TACOMA SCI I, INC.                                       -               820,323            820,323        0.526127%
TACOMA SCI II, INC.                                      -               820,323            820,323        0.526127%
ESTATE OF EDWARD J. DEBARTOLO                            -             2,728,745          2,728,745        1.750122%
EDWARD J. DEBARTOLO, JR.                                 -               836,042            836,042        0.536208%
CYNTHIA DEBARTOLO                                        6,800             3,029              9,829        0.006304%
MARIE DENISE DEBARTOLO YORK                              1,409           868,257            869,666        0.557774%




                  COLUMN 1                           COLUMN 2          COLUMN 3          COLUMN 4          COLUMN 5
                  --------                           --------          --------          --------          --------


                                                                                                          PERCENTAGE OF
                                                                                                          COMMON STOCK
                                                                                         TOTAL SHARES     HELD DIRECTLY
                                                     SHARES OF        SHARES HELD       HELD DIRECTLY    AND HELD UNDER
                                                   COMMON STOCK      UNDER A RIGHT     AND HELD UNDER A    A RIGHT TO
              REPORTING PERSON                     HELD DIRECTLY       TO ACQUIRE      RIGHT TO ACQUIRE     ACQUIRE*
              ----------------                     -------------     -------------     ----------------  --------------


LISA MARIE DEBARTOLO REV. TRUST                          -               122,135            122,135        0.078333%
TIFFANIE LYNN DEBARTOLO REV. TRUST                       -               122,135            122,135        0.078333%
EDWARD J. DEBARTOLO TRUST 7                              -               122,135            122,135        0.078333%
EDWARD J. DEBARTOLO TRUST 8                              4,971            98,033            103,004        0.066064%
EDWARD J. DEBARTOLO TRUST 9                              6,233            59,150             65,383        0.041934%
EDWARD J. DEBARTOLO TRUST 10                             1,335            34,602             35,937        0.023048%
EDWARD J. DEBARTOLO TRUST 11                             1,335            34,602             35,937        0.023048%

  TOTALS                                                26,083        22,207,889         22,233,972       14.260094%


- -------------------------------
* Calculated (1) assuming all Units held by partners in the Operating Partnership were converted into shares of Common Stock and (2) including within the number of outstanding shares of the Company's Common Stock all shares of Class B Common Stock and Class C Common Stock.

**Class C Common Stock, $.0001 par value.

                                   ANNEX I

         The following table sets forth the name, and for those who are not Reporting Persons as described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of DeBartolo, Inc.:


Name and Business or                           Present Principal
  Residence Address                            Occupation or Employment
- --------------------                           ------------------------
Edward J. DeBartolo, Jr.                       See Item 2.
See Item 2.

Marie Denise DeBartolo York                    See Item 2.
See Item 2.

Larry T. Thrailkill                            Executive Vice President, Chief Operating Officer and
The Edward J. DeBartolo Corporation            Director of EJDC and DeBartolo, Inc. and a practicing lawyer
7620 Market Street                             in Nashville, TN.
Youngstown, OH  44513
                              and

Boalt, Cummings, Conners & Berry
414 Union Street
Suite 1600
NationsBank Plaza
Nashville, TN  37219

John C. York, II                               Senior Vice President, Racing of EJDC and DeBartolo, Inc.
The Edward J. DeBartolo Corporation
7620 Market Street
Youngstown, OH  44513

Lynn E. Davenport                              Senior Vice President, Chief Financial Officer, Treasurer and
The Edward J. DeBartolo Corporation            Director of EJDC and DeBartolo, Inc
7620 Market Street
Youngstown, OH  44513

A.D. Wolfcale                                  Senior Vice President, General Counsel and Secretary of EJDC
The Edward J. DeBartolo Corporation            and DeBartolo, Inc.
7620 Market Street
Youngstown, OH  44513


         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers of DeBartolo, Inc. has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                ANNEX II

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of The Edward J. DeBartolo Corporation ("EJDC"):

Name and Business or                           Present Principal
  Residence Address                            Occupation or Employment
- --------------------                           ------------------------
Marie Denise DeBartolo York                    See Item 2.
See Item 2.

Edward J. DeBartolo, Jr.                       See Item 2.
See Item 2.

Larry T. Thrailkill                            Executive Vice President, Chief Operating Officer and
The Edward J. DeBartolo Corporation            Director of EJDC and a partner in a law firm practicing in
7620 Market Street                             Nashville, TN.
Youngstown, OH  44513

                              and

Boalt, Cummings, Conners & Berry
414 Union Street
Suite 1600
NationsBank Plaza
Nashville, TN  37219

John C. York, II                               Senior Vice President, Racing of EJDC.
The Edward J. DeBartolo Corporation
7620 Market Street
Youngstown, OH  44513

Lynn E. Davenport                              Senior Vice President, Chief Financial Officer, Treasurer and
The Edward J. DeBartolo Corporation            Director of EJDC.
7620 Market Street
Youngstown, OH  44513

A.D. Wolfcale                                  Senior Vice President, General Counsel and Secretary of EJDC.
The Edward J. DeBartolo Corporation
7620 Market Street
Youngstown, OH  44513


         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers of EJDC has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result or which such individual was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                 ANNEX III

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of each of the Corporate Reporting Persons(as defined below):


Name and Business or                             Present Principal
  Residence Address                              Occupation or Employment
- --------------------                             ------------------------
Edward J. DeBartolo, Jr.                         See Item 2.
See Item 2.

Marie Denise DeBartolo York                      See Item 2.
See Item 2.

Larry T. Thrailkill                              Executive Vice President, Chief Operating Officer and
The Edward J. DeBartolo Corporation              Director of EJDC; Executive Vice President and
7620 Market Street                               Director of each of the Corporate Reporting
Youngstown, OH  44513                            Persons and a practicing lawyer in Nashville, TN.

                              and

Boalt, Cummings, Conners & Berry
414 Union Street
Suite 1600
NationsBank Plaza
Nashville, TN  37219

Lynn E. Davenport                                Senior Vice President, Chief Financial Officer, Treasurer and
The Edward J. DeBartolo Corporation              Director of EJDC; Vice President, Treasurer and Director of
7620 Market Street                               each of the Corporate Reporting Persons.
Youngstown, OH  44513

A.D. Wolfcale                                    Senior Vice President, General Counsel and Secretary of EJDC;
The Edward J. DeBartolo Corporation              Vice President and Secretary of each of the Corporate
7620 Market Street                               Reporting Persons.
Youngstown, OH  44513


         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers of any of the Corporate Reporting Persons has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result or such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         As used in Annex III, "Corporate Reporting Persons" means the following entities:

Bay Park, Inc.
Rues Properties, Inc.
Summit Mall, Inc.
Tyrone Square, Inc.
Upper Valley, Inc.
Columbia SC I, Inc.
Columbia SC II, Inc.
Mission Viejo Mall, Inc.
Northgate I Real Estate Corporation
Northgate II Real Estate Corporation
Pinellas Square, Inc.
Tacoma SC I, Inc.
Tacoma SC II, Inc.
Great Lakes Mall, Inc.
Palm Beach Mall, Inc.
Lafayette Square, Inc.
Richmond Mall, Inc.
Woodville Mall, Inc.
DeBartolo Aventura, Inc.
Boynton Beach, Inc.
The Florida Mall Corporation
D.L. Grove, Inc.
TC Mall II, Inc.
Paddock Mall, Inc.
National Industrial Development Corporation
Great Northeast Mall, Inc.

                                 ANNEX IV

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of each of the Lima Mall, Inc. ("Lima"):


Name and Business or                             Present Principal
  Residence Address                              Occupation or Employment
- --------------------                             ------------------------
Edward J. DeBartolo, Jr.                         See Item 2.
See Item 2.

Marie Denise DeBartolo York                      See Item 2.
See Item 2.

Lynn E. Davenport                                Senior Vice President, Chief Financial Officer, Treasurer and
The Edward J. DeBartolo Corporation              Director of EJDC; Vice President, Treasurer and Director of
7620 Market Street                               Lima.
Youngstown, OH  44513

A.D. Wolfcale                                    Senior Vice President, General Counsel and Secretary of EJDC;
The Edward J. DeBartolo Corporation              Vice President and Secretary of Lima.
7620 Market Street
Youngstown, OH  44513

         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers Lima has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                   ANNEX V

         The following table sets forth the name of each executor of the Estate of Edward J. DeBartolo (the "Estate"):



Name and Business or                         Present Principal
  Residence Address                          Occupation or Employment
- --------------------                         ------------------------


Edward J. DeBartolo, Jr.                     See Item 2.
See Item 2.

Marie Denise DeBartolo York                  See Item 2.
See Item 2.

         All of the above named individuals are citizens of the United States.

         Neither of the foregoing executors of the Estate has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                 ANNEX VI

         The following table sets forth the name of each partner of Coral Square Associates ("CSA"):

Name and Business or                                              Present Principal
  Residence Address                                               Occupation or Employment
- --------------------                                              ------------------------
Estate of Edward J. DeBartolo                                     N/A
See Item 2.
(executors listed in Annex V)

Edward J. DeBartolo, Jr.                                          See Item 2.
See Item 2.

Marie Denise DeBartolo York                                       See Item 2.
See Item 2.

Lisa Marie DeBartolo Revocable Trust                              N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Tiffanie Lynne DeBartolo Revocable Trust                          N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Edward J. Bartolo Trust #7 fbo Nicole Anne DeBartolo              N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Edward J. Bartolo Trust #8 fbo John Edward York                   N/A
Marie Denise DeBartolo York as Trustee
See Item 2.


         All of the above named individuals are citizens of the United States.

         None of the foregoing partners of CSA has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                               ANNEX VII

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address, principal business or present principal occupation or employment, as applicable, of each partner of Cheltenham Shopping Center Associates ("CSCA"):


Name and Business or                                              Principal Business or
  Residence Address                                               Present Principal
                                                                  Occupation or Employment
- --------------------                                              -------------------------
Chelthenham-DeBartolo Properties, Inc.,                           Development of commercial real estate.
7620 Market Street
Youngstown, OH 44512
(directors and executive officers are the same as those of each of the Corporate Reporting Persons described in Annex II)

Estate of Edward J. DeBartolo                                     N/A
See Item 2.
(executors listed in Annex V)

Lisa Marie DeBartolo Revocable Trust                              N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Tiffanie Lynne DeBartolo Revocable Trust                          N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Edward J. Bartolo Trust #7 fbo Nicole Anne DeBartolo              N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.


         All of the above named individuals are citizens of the United States.

         None of the foregoing partners of CSCA has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                 ANNEX VIII

         The following table sets forth the name of each partner of each of the Reporting Partnerships (as defined below):

Name and Business or                          Principal Business or
  Residence Address                           Present Principal
                                              Occupation or Employment
- --------------------                          ------------------------

Estate of Edward J. DeBartolo                 N/A
See Item 2.
(executors listed in Annex V)

DeBartolo, Inc.                               See Item 2.
See Item 2.
(directors and executive officers
listed in Annex IV)

         All of the above named individuals are citizens of the United States.

         Neither of the foregoing partners of any of the Reporting Partnerships has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         As used in this Annex VIII, "Reporting Partnerships" means the following entities:

Ward Plaza Associates
South Bend Associates

                                  ANNEX IX

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address, principal business or present principal occupation or employment, as applicable, of each partner of H-Castleton:

Name and Business or                      Principal Business or
  Residence Address                       Present Principal
                                          Occupation or Employment
- --------------------                      -------------------------

Estate of Edward J. DeBartolo             N/A
See Item 2.
(executors listed in Annex V)

Altamonte, Inc.                           Development of commercial real estate.
7620 Market Street
Youngstown, OH  44513
(directors and executive officers are
the same as those of each
of the Corporate Reporting
Persons described in Annex II)


         All of the above named individuals are citizens of the United States.

         Neither of the foregoing partners of H-Castleton, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                  ANNEX X

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address, principal business or present principal occupation or employment, as applicable, of each partner of Washington Square Associates:

Name and Business or                        Principal Business or
  Residence Address                         Present Principal
                                            Occupation or Employment
- --------------------                        ------------------------

The Edward J. DeBartolo Corporation         See Item 2.
See Item 2.
(directors and executive officers
listed in Annex II)


DeBartolo, Inc.                             See Item 2.
See Item 2.
(director and officers
listed in Annex IV)

         All of the above named individuals are citizens of the United States.

         Neither of the foregoing partners of Washington Square Associates, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                              EXHIBIT INDEX


 Exhibit No.          Description
 -----------          -----------

      1 Form of the Fifth Amended and Restated Limited Partnership Agreement of Simon-DeBartolo Group, L.P., dated as of August 9, 1996, among Simon DeBartolo Group, Inc., SD Property Group, Inc. (formerly DeBartolo Realty Corporation) and the several other parties thereto.

      2 Joint Filing Agreement, dated as of August 1, 1996, among the Reporting Persons.

      3 Form of the Registration Rights Agreement, dated as of August 9, 1996, among the Company, the Reporting Persons and the several other parties thereto.